UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2005

IMPCO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-15143	91-1039211
(Commission File Number)	(IRS Employer Identification No.)

16804 Gridley Place

Cerritos, California 90703

(Address of principal executive offices) (Zip Code)

(562) 860-6666

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

IMPCO TECHNOLOGIES, INC.

Cerritos, California

September 8, 2005

Item 1.01	Entry into a Material Definitive Agreement.

On September 6, 2005, Lapco Industrial Parks, the lessor under the master lease, granted its consent, which was a condition to the effectiveness of the sublease, to a premises sublease agreement between Monterey Carpets, Inc., as sublessor (“Monterey”), and IMPCO Technologies, Inc., as sublessee (“IMPCO” or “We”), for a 108,000 square foot building, including 4,000 square feet of office space, located on 4.5 acres of land in Santa Ana, California (the “Santa Ana Facility”). The sublease term is 13 years beginning on September 1, 2005, and the rent will be $714,000 per year increasing by 3% per year, which is abated for the first three months of the sublease provided that IMPCO does not default on the sublease during that period.

Item 2.05	Costs Associated with Exit or Disposal Activities.

We expect to close our combined headquarters and production facility in Cerritos, California and relocate our headquarters and most of our production activities to the Santa Ana Facility by December 31, 2005. We also plan to relocate certain of our current production facilities in Cerritos to our BRC facility in Cherasco, Italy. We believe the new location has sufficient space to modernize and consolidate most of our North American production and component engineering facilities. As a global leader in the alternative fuels marketplace, we believe that the new location will position us better to capitalize on new products and markets as a result of improved efficiencies, capabilities and capacity. Our strategy is to install new state of the art production lines, machining and test equipment in the Santa Ana Facility.

We expect to recognize charges against income currently estimated at approximately $0.1 million and $0.7 million during the third and fourth quarters of 2005, respectively, in connection with the closure of Cerritos and the relocation of our operations to the Santa Ana Facility. Included in the estimated total charges of approximately $0.8 million, are approximately $0.3 million for impairment loss of leasehold improvements and furniture and fixtures, approximately $0.2 million for the recognition of incremental rent expense for the Santa Ana Facility prior to the planned exit of the Cerritos facility by December 31, 2005, relocation and set-up costs in the new facility of approximately $0.2 million and the fair value of the remaining Cerritos lease obligation of approximately $0.1 million. Approximately $1.3 million represents estimated total cash outflows during the third and fourth quarters of 2005, which includes leasehold improvements of approximately $0.9 million in the Santa Ana Facility and prepaid expenses of $0.1 million.

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The information above contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry and our business. These statements are not guarantees of future performance or promises of specific courses of action and instead are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in the section entitled “Risk Factors” and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. Readers should not place undue reliance on these forward-looking statements, which reflect our views as of the date of this filing on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

Exhibit	Descriptions

10.1	Sublease Agreement dated August 17, 2005, between IMPCO Technologies, Inc. and Monterey Carpets, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPCO TECHNOLOGIES, INC.

Date: September 8, 2005	By:	/s/ THOMAS M. COSTALES
Thomas M. Costales
Interim Chief Financial Officer and Treasurer